UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2015

RUTHIGEN, INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2455 Bennett Valley Road, Suite C116 Santa Rosa, California	95404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (707) 525-9900

__________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 27, 2015, Akihisa Akao was appointed a Class II director of Ruthigen, Inc. (the “Company”) and as a member of the Company’s Audit Committee. Also effective February 27, 2015, Hojabr Alimi, the Company’s Chief Executive Officer, resigned as a member of the Company’s Audit Committee.

Akihisa Akao, 60, has been the Chief Executive Officer of White Moon Medical, Inc. since he founded such company in 1999. The company provides consulting services as well as capital to early-stage healthcare companies who are expanding into Asian markets. Mr. Akao served as a director of Oculus Innovative Sciences, Inc. from April 1999 until May 2008. Mr. Akao has 38 years of experience in the healthcare industry and development therapies in areas of pulmonology, wound care, general surgery, cardiovascular and anesthesiology. Mr. Akao has served on the board of directors at MedTech Heart K.K., a medical technology company, since August 2011. He has served as the general manager in Japan at Power Medical Interventions Inc., a medical device company, from January 2001 to September 2005 and as President from December 2006 to December 2009 until its merger with Covidien. Mr. Akao received a B.A. in electronic engineering from Doshisha University, Kyoto Japan.

There is no arrangement or understanding between Mr. Akao and any other persons pursuant to which Mr. Akao was selected as a director.

There is currently no arrangement or agreement regarding the compensation of Mr. Akao with respect to serving as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 2, 2015

RUTHIGEN, INC.

By:	/s/	Hojabr Alimi
Name:		Hojabr Alimi
Title:		Chief Executive Officer

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